AVX Corporation Subsidiaries                            Exhibit 21.1

As of June 9, 1998 , active subsidiaries, all 100% owned directly or indirectly, consist of the following:

					     Country or State of incorporation

1       AVX CORPORATION                         Delaware

2       AVX TANTALUM CORPORATION                Maine

3       AVX FILTERS CORPORATION                 California

4       AVX VANCOUVER CORPORATION               Washington

5       ELCO USA, INC                           Delaware

6       AVX ISRAEL                              Israel

7       AVX LIMITED                             United Kingdom

8       AVX Gmbh                                Republic of Germany

9       AVX  ELECTRONISCH BAUELEMENTE GmbH      Republic of Germany

10      AVX SRL                                 Italy

11      AVX SA                                  France

12      AVX CZECH REPUBLIC sro                  Czech Republic

13      ELCO EUROPE                             United Kingdom

14      ELCO EUROPE GMBH                        Republic of Germany

15      AVX/KYOCERA ASIA LTD.                   Hong Kong

16      AVX/KYOCERA HONG KONG LTD.              Hong Kong

17.     AVX/KYOCERA (S) PTE LTD.                Singapore

18.     AVX INDUSTRIES PTE LTD.                 Singapore

19.     AVX/KYOCERA (MALAYSIA) SDM BHD          Malaysia

20.     AVX/KYOCERA (SINGAPORE) PTE LTD.        Singapore

21      AVIO EXITO de Chihuahua, S.A. de C.V.   United Mexican States

22      AVIO EXCELENTE, S.A. de C.V.                       "

23      AVIO EXCELENTE  de Chihuahua, S.A. de C.V.         "

24      AVX S.A. (El Salvador)                             "